                                   EXHIBIT 8.1

                                 April 10, 2003

Boards of Directors
Banks of the Chesapeake, Inc.
Banks of the Chesapeake, M.H.C.
Chesapeake Bank of Maryland
2001 E. Joppa Road
Baltimore, Maryland 21234-2896

Gentlemen:

     We have acted as tax counsel to Banks of the Chesapeake, M.H.C. ("MHC") and its wholly-owned subsidiary, Chesapeake Bank of Maryland (the "Bank") in connection with the overall transaction, described in more detail below, in which MHC will be converted from the mutual to stock form of organization, Banks of the Chesapeake, Inc. (the "Holding Company"), will become the sole stockholder of the Bank, and stock in the Holding Company will be offered for sale.

     In rendering the opinions expressed below, we have reviewed and relied upon the Plan of Conversion of Banks of the Chesapeake, M.H.C. and Agreement and Plan of Reorganization between Banks of the Chesapeake, Inc. and Chesapeake Bank of Maryland (the "Plan"), the Form SB-2 Registration Statement filed with the Securities and Exchange Commission, as amended (the "Registration Statement"), and certain factual representations concerning the Plan and the transaction made by representatives of the Holding Company (together, the "Documents"). Unless otherwise indicated, terms used in this opinion have the meanings set forth in the Plan.

Boards of Directors
Banks of the Chesapeake, M.H.C.
Chesapeake Bank of Maryland

                                      FACTS

     As a federally chartered mutually holding company, MHC does not have stockholders and has no authority to issue capital stock. Each depositor in the Bank has both a deposit account in the Bank and a pro rata ownership interest in the net worth of MHC based upon the balance in his or her accounts with the Bank. This ownership interest in MHC may be realized only upon a liquidation of MHC. A depositor who reduces or closes an account receives nothing for the ownership interest in the net worth of MHC.

     Pursuant to the Plan, the Bank formed the Holding Company as its wholly owned subsidiary, and the Holding Company will form CB Interim Savings Bank as its wholly owned subsidiary. Following approval of the Plan by the Office of Thrift Supervision and the members of MHC, (i) MHC will convert to Interim Mutual Holdings, F.S.B., an interim federal savings bank, and simultaneously merge with and into the Bank, as the result of which MHC will cease to exist and the shares of common stock of the Bank held by MHC will be cancelled and (ii) CB Interim Savings Bank will merge with and into the Bank, leaving the Bank as a wholly-owned subsidiary of the Holding Company.

     Pursuant to the Plan, the Holding Company will offer shares of its common stock for sale. The Holding Company plans to contribute to the Bank 50% of the proceeds of this sale. The Plan provides that members of MHC will be granted nontransferable rights ("Subscription Rights") to subscribe for common stock of the Holding Company. The Plan further provides that stock not sold through the exercise of Subscription Rights is to be offered at the same price to persons in the community. The Bank has received an opinion from Feldman Financial Advisors to the effect that the Subscription Rights have no economic value because they are nontransferable and of short duration, and afford the recipient the right to purchase stock at the same price at which it will be offered to others.

     The Plan also provides for the establishment of a liquidation account (the "Liquidation Account") for the benefit of those former members of MHC who had an ownership interest in MHC prior to the conversion, in an amount equal to 100% of the Bank's stockholders' equity as reflected in its latest balance sheet contained in the Registration Statement. Each such former member, if he or she were to continue to maintain his or her deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank, to a pro rata interest in the Liquidation Account prior to any payment to the Holding Company as the sole stockholder of the Bank. A former member's share of the Liquidation Account cannot increase above the initial share, but will decrease upon any reduction in the balance of the former member's deposit account. The Holding Company has represented, and we have assumed for purposes of our opinion, that there is no plan to liquidate the Bank.

Boards of Directors
Banks of the Chesapeake, M.H.C.
Chesapeake Bank of Maryland

     In reaching the opinions set forth below, we have assumed that:

     (a) there are no oral or written modifications of or amendments to the Documents, as reviewed by us, there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise, and the transactions contemplated by the Plan will be consummated in accordance with the terms of the Plan.

     (b) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original document, all signatures on all documents submitted to us for examination are genuine, and all public records reviewed are accurate and complete.

                                    OPINIONS

     Based upon our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that for federal and State of Maryland income tax purposes:

         1. The merger of MHC with and into the Bank will qualify as a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

         2. No gain or loss will be recognized by MHC or the Bank as a consequence of the merger (except for deferred gain or loss recognized pursuant to Section 1502 of the Code in the event that the MHC consolidated group is not considered to survive as a result of the conversion and the resulting Holding Company group does not elect to file a consolidated return for federal income tax purposes);

          3. The merger of CB Interim Savings Bank with and into the Bank will be disregarded for federal income tax purposes and will be treated as the transfer of a portion of the proceeds received in the offering by Holding Company to the Bank in exchange for Bank common stock;

          4. No gain or loss will be recognized by the Bank upon receipt of the contributed offering proceeds in exchange for Bank common stock;

          5. No gain or loss will be recognized by Holding Company upon receipt of the offering proceeds in exchange for Holding Company common stock;

          6. Former members of MHC who receive rights in the Liquidation Account and Subscription Rights will recognize gain only to the extent of the value, if any, of the Subscription Rights, and, absent both an oversubscription in the subscription offering and an increase in the

Boards of Directors
Banks of the Chesapeake, M.H.C.
Chesapeake Bank of Maryland
market price of the Holding Company's common stock upon commencement of trading following completion of the conversion, it is more likely than not that the Subscription Rights have no value;

          7. The basis of the shares of common stock of Holding Company acquired in the offering will be equal to the purchase price of such shares; and

          8. The Maryland income tax consequences of the transactions described above to Holding Company, MHC, Bank, and the former members of MHC will be identical to their consequences for federal income tax purposes.

     If the rights in the Liquidation Account and/or the Subscription Rights are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of those rights (in certain cases, whether or not the subscription rights are exercised) and the Holding Company, in its own right or as successor to MHC and the Bank, may be taxed on the distribution of the liquidation and subscription rights under Section 311 of the Internal Revenue Code. In this event, the distribution of the rights in the Liquidation Account and the Subscription Rights will be treated as a dividend, taxed as ordinary income to the recipients of those rights, to the extent of the earnings and profits of MHC prior to the conversion.

     The opinions set forth in this letter are based upon the applicable provisions of the Code, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS, and existing judicial decisions. No rulings will be sought from the IRS with respect to any of the matters discussed herein. There can be no assurance that the conclusions presented herein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

     This opinion is for your use and for the use of investors in the common stock of the Holding Company, and may not be relied upon by or furnished to any other person without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Application for Conversion filed with the Office of Thrift Supervision. We also consent to the references to our firm in the Prospectus, which is part of the Registration Statement and the Application for Conversion, under the captions "Summary - Federal and State Income Tax Consequences of the Conversion," "The Conversion - Material Income Tax Consequences" and

Boards of Directors
Banks of theChesapeake, M.H.C.
Chesapeake Bank of Maryland

"Legal and Tax Opinions," and to the summary of our opinion in such Prospectus.

                                             Very truly yours,

                                             OBER, KALER, GRIMES & SHRIVER,
                                                  a professional corporation

                                             By: /s/ Robert L. Ash
                                                 -------------------------------